Exhibit 99.1

News Release	Corporate Communications 1300 Wilson Boulevard Suite 400 Arlington, Virginia 22209	Phone: 703-412-3231 Fax: 703-412-3220
For Immediate Release

Media Contact:	Investor Contact:

Amanda Covington	Michael Pici
Phone: 703-412-3231	Phone: 703-412-3216
E-mail: amanda.covington@atk.com	E-mail: michael.pici@atk.com

ATK Board of Directors Declares Quarterly Dividend

Arlington, Va., Jan. 22, 2015 – ATK (NYSE: ATK) today announced that its Board of Directors has declared a quarterly cash dividend of $0.32 per share. The dividend will be payable February 6, 2015, to stockholders of record as of February 2, 2015.
ATK is an aerospace, defense and outdoor sports and recreation company with operations in 21 states, Puerto Rico and internationally. News and information can be found on the Internet at www.atk.com, on Facebook at www.facebook.com/atk or on Twitter @ATK.
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